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                                  EXHIBIT 10.12

                                GTECH CORPORATION
                     FORM OF EXECUTIVE SEPARATION AGREEMENT

This Separation Agreement between GTECH Corporation (together with its direct and indirect subsidiaries and affiliates) (collectively, "GTECH") and ("Employee"), shall be effective on the latter of the dates written below.

For good and valuable mutual consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Employee acknowledges that he is an employee at will of GTECH and is subject to dismissal at GTECH's sole discretion.

2. In the event GTECH dismisses Employee for reasons other than those set forth in Section 5 herein, Employee shall receive the following, for a period, which shall end on the date ____ months from the date of dismissal:*

         a. continuation of Employee's base salary at the time of dismissal; and

         b. continuation of life, accidental death and dismemberment and health (medical and dental) insurance as such may be in force during such period for employees in positions similar to Employee.

3. At the end of the above-referenced period, GTECH shall offer Employee the opportunity to continue the benefits described in Section 2(b) in accordance with applicable COBRA statutes or any successor statutes.

4. Except as set forth above, all other benefits to which Employee was entitled prior to his dismissal shall cease.

5. This agreement shall not apply to termination of Employee's employment due to Employee's death, disability, voluntary resignation or termination for cause. "Cause" shall mean Employee's failure to perform his duties as designated by GTECH; breach of his Restrictive Agreement-Employee/Applicant; breach of GTECH's Conflict of Interest and Ethical Conduct Policy; conviction of any felony or of any crime involving gambling, fraud, deceit, theft, dishonesty, or moral turpitude; and/or acting in any manner that has an adverse effect on GTECH. In addition, this agreement does not apply to those instances where termination of employment from GTECH is caused by the sale of assets, operations, or products to another concern, and the employee is offered employment by such concern in a reasonably equal capacity.

6. Except as set forth in the Restrictive Agreement-Employee/Application and the GTECH Conflict of Interest and Ethical Conduct Policy, this agreement represents the entire agreement between the parties, and supersedes all other agreements, written or verbal, between them, including prior separation agreements. This agreement may only

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be amended by an instrument signed by both parties. This agreement shall be governed by the laws of the State of Rhode Island.

IN WITNESS WHEREOF, the parties have executed this agreement on the dates written below.

GTECH CORPORATION

By:_____________________________                 ____________________________

Date:___________________________                 Date:________________________

* Agreements for Kathleen McKeough and Donald Sweitzer includes the following language "or the date Executive accepts other employement"

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